Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Ouster, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to be paid	Equity	Common Stock, $0.0001 par value per share	457(c) and (f)(1)	207,257,228(2)	N/A	$248,708,673.60(3)	0.00011020	$27407.70

	Warrants	Warrants to purchase common stock	457(c) and (f)(1)	5,973,870(4)	N/A	$2,628,502.80(5)	0.00011020	$289.66

	Equity	Common Stock issuable upon exercise of warrants to purchase common stock	—	3,675,740(6)	N/A	$3,675,740(7)	0.00011020	$405.07

	Total Offering Amounts					$255,012,916.40		$28,102.43

Fees previously paid	Total Fees Previously Paid							—

	Net Fee Due							$28,102.43

(1)

On November 4, 2022, Ouster, Inc., a Delaware corporation (“Ouster”), Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”), Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ouster (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I will be merged with and into Velodyne (the “First Merger”), with Velodyne surviving the First Merger as a direct, wholly owned subsidiary of Ouster (the “Surviving Corporation”), and as soon as practicable following the First Merger, the Surviving Corporation will be merged with and into Merger Sub II with Merger Sub II surviving as a direct, wholly owned subsidiary of Ouster (the “Second Merger”, and together with the First Merger, the “Mergers”). At the effective time of the First Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of Velodyne (“Velodyne Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the shares that are owned by Velodyne, Ouster, Merger Sub I or Merger Sub II or any wholly owned subsidiary of Velodyne, Ouster, Merger Sub I or Merger Sub II) will be converted into the right to receive 0.8204 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Ouster (the “Ouster Common Stock”, and such shares the “Velodyne Common Stock Merger Consideration”). No fractional shares of Ouster Common Stock will be issued in the Mergers, and Velodyne stockholders will receive cash in lieu of any fractional shares as part of the Velodyne Common Stock Merger Consideration, as specified in the Merger Agreement.

(2)

Represents the maximum number of shares of Ouster Common Stock, estimated to be issuable at the Effective Time, calculated as the product of (A) the Exchange Ratio and (B) 252,629,483, which is the sum of (i) 237,546,422 shares of Velodyne Common Stock outstanding as of November 21, 2022, (ii) up to 9,791 shares of Velodyne Common Stock underlying options exercisable prior to the Effective Time, (iii) 7,890,521 shares of Velodyne Common Stock underlying outstanding restricted stock units; and (iv) 7,182,749 shares of Velodyne common stock underlying outstanding preferred stock of 14352947 Canada Inc., a wholly owned subsidiary of Velodyne, held by former stockholders of Bluecity Technology, Inc., which are exchangeable prior to the Effective Time on a one-to-one basis into Velodyne common stock.

(3)

Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $1.20, the average of the high and low sales prices per share of Ouster Common Stock on November 22, 2022, as reported by the New York Stock Exchange, and (ii) the amount of securities being registered.

(4)

Represents warrants to purchase Ouster Common Stock that would be issued upon exchange of warrants to purchase Velodyne Common Stock, which were initially issued by Graf Industrial Corp. in its initial public offering prior to its business combination with Velodyne (the “Velodyne deSPAC warrants”) and are listed on the NASDAQ Global Select Market.

(5)

Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $0.44, the average of the high and low sales prices per Velodyne deSPAC warrant on November 22, 2022, as reported by the NASDAQ Global Select Market, and (ii) 5,973,870 (which represents the number of outstanding Velodyne deSPAC warrants).

(6)	Represents shares of common stock underlying Velodyne deSPAC warrants multiplied by the Exchange Ratio, rounded down to the nearest whole share of Ouster Common Stock.
(7)

Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $1.00, the average of the high and low sales prices per share of Velodyne Common Stock on November 22, 2022, as reported by the NASDAQ Global Select Market, and (ii) the amount of securities being registered.